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                                                                       Exhibit 5

                               OPINION OF COUNSEL

                      [Playtex Products, Inc. Letterhead]

March 23, 1998

Playtex Products, Inc.
300 Nyala Farms Road
Westport, Connecticut 06880

     RE:  Playtex Products, Inc.
               Registration Statement on Form S-8

Ladies and Gentlemen:

          As Vice President, General Counsel and Secretary of Playtex Products, Inc. (the "Company"), I am familiar with the Registration Statement on Form S-8, together with exhibits thereto (the "Registration Statement"), to be filed by the Company in connection with the registration of 2,000,000 shares of Common Stock, $.01 par value (the "Common Stock"), to be offered and sold to participants in the Playtex 1994 Stock Option Plan for Directors and Executive and Key Employees of Playtex Products, Inc., as amended (the "Plan"). I am familiar with the proceedings undertaken by the Company in connection with the Plan and the authorization of the issuance of Common Stock thereunder, and have examined such documents and such questions of law and fact as I have deemed necessary in order to express the opinions contained herein.

          Based on the foregoing, it is my opinion that, as of the date hereof, the 2,000,000 shares of Common Stock registered under the Registration Statement that may be issued by the Company pursuant to the Plan, when and if so issued in accordance with the terms of the Plan, will be duly authorized, validly issued, fully paid and nonassessable.

          I hereby consent to the filing of this opinion as an exhibit to the Registration Statement.

                                             Very truly yours,



                                             /s/ Paul E. Yestrumskas
                                             -------------------------------
                                             Paul E. Yestrumskas, Esq.